Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 12th day of August, 2013 (the “Effective Date”), by and among Citizens Bancshares Corporation, a bank holding company organized under the laws of the State of Georgia (the “Company”), Citizens Trust Bank, a Georgia bank (the “Bank” and collectively with the Company, the “Employer”), and Cynthia N. Day (the “Executive”).

BACKGROUND:

The Company and the Bank each currently employ the Executive as its President and Chief Executive Officer.  The Company, the Bank and the Executive now desire to memorialize the terms and conditions of their employment relationships, as set forth below.

AGREEMENT:

In consideration of the above premises and the mutual agreements hereinafter set forth, effective as of the Effective Date, the parties hereby agree as follows:

1.                                      Duties.

1.1                               Positions.  The Executive shall be employed as the President and Chief Executive Officer of the Company and the President and Chief Executive Officer of the Bank and shall perform and discharge faithfully the duties and responsibilities which may be assigned to the Executive from time to time in connection with the conduct of the businesses.  The duties and responsibilities of the Executive shall be commensurate with similar positions at other publicly-traded community bank holding companies and community banks. The Executive shall report directly to the Board of Directors.

1.2                               Full-Time Status.  In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1.1 hereof, the Executive shall:

(a)                subject to Section 1.3, devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)                diligently follow and implement all reasonable and lawful management policies and decisions communicated to the Executive by the Board of Directors; and

(c)                 timely prepare and forward to the Board of Directors all reports and accountings as may be requested of the Executive.

1.3                               Permitted Activities. The Executive shall devote substantially all of the Executive’s entire business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other significant business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, but as long as the following activities do not interfere with the Executive’s obligations to the Employer, this shall not be construed as preventing the Executive from:

(a)                investing the Executive’s personal assets in any manner which will not require any services on the part of the Executive in the operation or affairs of the entity and in which the Executive’s participation is solely that of an investor; provided that such investment activity following the Effective Date shall not result in the Executive owning beneficially at any time one percent (1%) or more of the equity securities of any Competing Business; or

(b)                participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, or teaching or serving on the board of directors of an entity so long as any such participation does not interfere with the ability of the Executive to effectively discharge the Executive’s duties hereunder; provided further, that the Board of Directors may direct the Executive in writing to resign from any such organization and/or cease such activities should the Board of Directors reasonably conclude that continued membership and/or activities of the type identified would not be in the best interests of the Employer.

2.                                      Term.  This Agreement shall remain in effect for the Term.  If the Agreement is in effect at the end of the Initial Term, the Term shall be renewed automatically for successive twelve-month periods unless and until one party gives written notice to the other of its or the Executive’s intent not to extend this Agreement with such written notice to be given not less than ninety (90) days prior to the end of the Initial Term or any such twelve-month period.  In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining Term then in effect, subject to earlier termination in connection with the termination of the Executive’s employment pursuant to Section 4 hereof.  In the event that either party provides notice of the termination of the Agreement, but the Executive continues to provide services to the Employer as an employee, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement.

3.                                      Compensation.  The Employer shall pay or otherwise provide the Executive the following during the Term, except as otherwise provided below:

3.1                               Annual Base Salary.  The Executive shall be compensated at an annual base rate of Two Hundred Eighty Thousand and No/100 Dollars ($280,000.00) (the “Annual Base Salary”).  The Executive’s Annual Base Salary shall be reviewed by the Board of Directors at least annually for adjustments, as determined by the Board of Directors based on an evaluation of the Executive’s performance.  The Executive’s Annual Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

3.2                               Annual Incentive Compensation.

(a)                                 The Executive shall be eligible to receive annual bonus compensation, if any, as may be determined by, and based on performance measures established by, the Board of Directors upon the recommendation of the Executive Committee of the Board of Directors (the “Committee”) consistent with the Employer’s strategic planning process and in consultation with the Executive, pursuant to any incentive compensation program as may be adopted from time to time by the Board of Directors, based on recommendations by the Committee (an “Annual Bonus”).

(b)                                 Any Annual Bonus earned shall be payable in cash in the year following the year in which the bonus is earned in accordance with the Employer’s normal practices for the payment of short-term incentives.  The payment of any Annual Bonus shall be subject to any approvals or non-objections required by any regulator of the Employer, and it is understood by the parties that it is contemplated that Executive will not be eligible to receive any such Annual Bonus or other short-term incentive compensation while the Company or any Affiliate is subject to restrictions imposed on the Company or any Affiliate by the United States Department of Treasury (“Treasury”), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation (the “FDIC”), or any other bank regulatory authority, or otherwise restricted under applicable law.

(c)                                  The provisions of this Section 3.2 shall become effective from and after the expiration of the TARP Covered Period.  The “TARP Covered Period” shall mean the period during which any obligation of the Company arising from financial assistance provided under the Treasury’s Troubled Asset Relief Program (“TARP”) remains outstanding; provided, however, that the TARP Covered Period shall not include any period during which the federal government only holds warrants to purchase common stock of the Company.

3.3                               Equity Compensation.  The Executive shall be entitled to such long-term equity incentive awards in the discretion of the Board of Directors of the Company (or any committee thereof) based upon and/or subject to any performance measures as may be established by the granting entity; provided, however, that, in general, awards shall be made at such times and shall be subject to such terms and conditions that are no less favorable than awards granted to similarly situated executives.  The granting of any and all forms of long-term equity compensation to the Executive is subject to applicable restrictions imposed by federal and state banking laws and, with respect to any award granted during the TARP Covered Period, the type and terms of any such award shall be consistent with the restrictions imposed on the Company or any Affiliate by Treasury.

3.4                               Supplemental Executive Retirement Plan.  The Executive is, and shall remain, a participant in the Bank’s Supplemental Executive Retirement Plan, subject to the terms and conditions of that plan, except as modified by this Section 3.4.  Following the earlier of the expiration of the TARP Covered Period or the first day of the calendar year following calendar year 2013 with respect to which the Executive ceases to be the Employer’s “most highly compensated employee,” within the meaning of 31 C.F.R. Part 30.1, the Employer will increase the Executive’s benefit level under the Bank’s Supplemental Executive Retirement Plan to reflect a benefit level that, in the reasonable judgment of the Employer and consistent with past practice, is commensurate with the Executive’s status as the President and Chief Executive Officer of the Employer.  If the TARP compensation restrictions cease to be applicable to the Executive due solely to the Executive no longer being considered the Employer’s “most highly compensated employee,” such restrictions shall again become applicable to the Executive if the Executive again becomes the Employer’s “most highly compensated employee” during any portion of the TARP Covered Period.

3.5                               Employee Insurance Bonus Plan.  The Executive is, and shall remain, a participant in the Bank’s Employee Insurance Bonus Plan, subject to the terms and conditions of that plan, except as modified by this Section 3.5.  Effective as of January 1, 2013, the Executive’s participation in the Employee Insurance Bonus Plan was suspended to comply with the compensation restrictions under TARP.  Following the earlier of the expiration of the TARP Covered Period or the first day of the calendar year following calendar year 2013 with respect to which the Executive ceases to be the Employer’s “most highly compensated employee,” within the meaning of 31 C.F.R. Part 30.1, the Executive’s suspension from participation in the plan shall be lifted and the Executive shall thereafter on a prospective basis receive the premium payment assistance contemplated by the terms of the plan with respect to the following life insurance policy:

(a)                                 Northwestern Mutual Life Insurance Company Policy No. 18 279 661, Policy Date:  August 22, 2008.

(b)                                 Northwestern Mutual Life Insurance Company Policy No. 19 981 949, Policy Date:  August 8, 2012.

If the Executive’s suspension from the plan is lifted due solely to the Executive no longer being considered the Employer’s “most highly compensated employee,” the Executive shall again be suspended from participation in the plan if the Executive again becomes the Employer’s “most highly compensated employee” during any portion of the TARP Covered Period.

3.6                               Employee Stock Purchase Plan.  The Executive is, and shall remain, a participant in the Company’s Employee Stock Purchase Plan, subject to the terms and conditions of that plan, except as modified by this Section 3.6.  Effective as of January 1, 2013, the Executive’s participation in the Employee Stock Purchase Plan was suspended to comply with the compensation restrictions under TARP.  Following the earlier of the expiration of the TARP Covered Period or the first day of the calendar year following calendar year 2013 with respect to which the Executive ceases to be the Employer’s “most highly compensated employee,” within the meaning of 31 C.F.R. Part 30.1, the Executive’s suspension from participation in the plan shall be lifted and the Executive shall thereafter have the opportunity to participate in the plan on the same terms and conditions as any other employee, subject to the terms and conditions of that plan.  If the Executive’s suspension from the plan is lifted due solely to the Executive no longer being considered the Employer’s

“most highly compensated employee,” the Executive shall again be suspended from participation in the plan if the Executive again becomes the Employer’s “most highly compensated employee” during any portion of the TARP Covered Period.

3.7                               Change in Control Agreement.  The Change in Control Agreement (as defined in Section 19 below) is hereby amended in the following respects:

(a)                                 The first paragraph of Section 3(a) of the Change in Control Agreement is amended in its entirety, as follows:

“(a)                           If, within two (2) months before or two (2) years following a Change in Control, the Executive experiences a Termination of Employment due to either (i) an involuntarily termination by the Company or one of its affiliates without Cause or (ii) a resignation by the Executive for Good Reason (no later than six (6) months after the occurrence of the most recent event constituting Good Reason), the Company shall pay to the Executive an amount equal to the sum of (1) two and one half (2.5) times the Executive’s annual base salary in effect at the time of the Termination of Employment plus (2) the value of her accrued, but unused, vacation as determined as of the effective date of her Termination of Employment (the ‘Lump Sum Benefit’).”

(b)                                 A new final paragraph is added to Section 3(a) of the Change in Control Agreement, as follows:

“Notwithstanding the foregoing, if the Lump Sum Benefit becomes payable in connection with a Termination of Employment occurring within two (2) months preceding the Change in Control, the Lump Sum Benefit shall be reduced by any severance amount payable to the Executive under Section 4.2 of the Employment Agreement by and among the Executive, the Company and Citizens Trust Bank.  Such reduction shall not affect the terms of the severance payment due under such Employment Agreement and shall not affect the form or timing of the payment of the reduced Lump Sum Benefit as described in Section 3(c) below.”

3.8                               Automobile Usage.  The Employer will provide the Executive with the use of an Employer-owned automobile.

3.9                               Business and Professional Education Expenses; Memberships.  Subject to the reimbursement policies from time to time adopted by the Board of Directors and consistent with the annual budget approved for the period during which an expense was incurred, the Employer specifically agrees to reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in the performance of the Executive’s duties hereunder; provided, however, that as a condition of any such reimbursement, the Executive submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department.  In addition, the Employer shall reimburse the Executive for membership in such professional, civic and social organizations to the extent such activities are consistent with the Employer’s strategic objectives, unless and until, with respect to any such membership, the Board of Directors may disapprove reimbursements for continuing membership in any such organization.  The Executive acknowledges that the Employer makes no representation with respect to the taxability or nontaxability of the benefits provided under this Section 3.9.

3.10                        Paid Vacation.  The Executive shall be entitled annually to no less than four (4) weeks of paid vacation and six (6) additional days of paid leave.  The provisions of this Section 3.10 shall apply notwithstanding any less generous paid leave policy then maintained by the Employer, but the use of Executive’s paid leave shall otherwise be determined in accordance with the Employer’s paid leave policy as in effect from time to time.

3.11                        Benefits.  In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such other benefits as may be available from time to time to similarly situated employees, including, but not limited to a 401(k) plan.  All such benefits shall be awarded and administered in accordance with the written terms of any applicable benefit plan or, if no written terms exist, the Employer’s standard policies and practices relating to such benefit.

3.12                        Withholding.  The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

3.13                        Reimbursement of Expenses; In-Kind Benefits.  All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement.  Any in-kind benefits provided by the Employer must be provided during the Term of this Agreement.  The amount of reimbursable expenses incurred, and the amount of any in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year.  Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred.  Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

3.14                        Clawback of Compensation.  The Executive agrees to repay any compensation previously paid or otherwise made available to the Executive that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Company are then traded) where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Employer or was in excess of, or a type of compensation limited by, the compensation limitations imposed under TARP.  The Executive agrees to return promptly any such compensation identified by the Employer.  If the Executive fails to return such compensation promptly, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive.  The Executive acknowledges that the Employer may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such compensation.  The provisions of this

Section 3.14 shall be modified to the extent, and remain in effect for the period, required by applicable law.

3.15                        Apportionment of Obligations.  The obligations for the payment of the amounts otherwise payable pursuant to this Section 3 shall be apportioned between the Company and the Bank as they may agree from time to time in their sole discretion.

4.                                      Termination; Suspension or Reduction of Benefits.

4.1                               Termination of Employment.  During the Term, the Executive’s Termination of Employment under this Agreement may only occur in accordance with Section 2; provided, however, that the Termination of Employment of the Executive and this Agreement may be effected immediately in the event of (a) an involuntary termination of the Executive by the Employer for Cause; (b) an involuntary termination of the Executive by the Employer without Cause; (c) a resignation by the Executive for Good Reason; (d) the Executive’s death or Disability; or (e) the expiration of the Term.

4.2                               Severance.  If, during the Term but prior to, or more than two (2) years following, a Change in Control, the Executive experiences a Termination of Employment by the Employer without Cause pursuant to Section 4.1(b) or the Executive resigns the Executive’s employment with the Employer for Good Reason pursuant to Section 4.1(c), then, upon the Executive’s Termination of Employment, for a period of twelve (12) months thereafter, the Employer will pay severance to the Executive, with the amount of each monthly payment equal to one-twelfth of the Annual Base Salary in effect as of the effective date of the Termination of Employment.  Monthly severance payments, or portions thereof, shall be paid in accordance with the Employer’s regular payroll practices, commencing with the first payroll date that is not more than sixty (60) days following the date of the Executive’s Termination of Employment.  In addition, for the duration of the applicable COBRA health continuation coverage period, subject to earlier expiration if the Executive becomes eligible for substantially similar benefits with a successor employer and subject further to applicable law, including the provisions of any insurance policy pursuant to which benefits are provided under any group health plan maintained by the Bank, the Bank shall pay, on an after-tax basis, for the cost of any COBRA health continuation coverage for which she is eligible and as elected by the Executive on behalf of herself and her eligible dependents for whom coverage is in effect as of the effective date of termination.

4.3                               Death.  In the event the Executive’s Termination of Employment is due to death, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any amount earned and owing under Section 3 through the effective date of the termination of the Agreement.  In addition, the Employer shall reimburse the Executive’s surviving eligible dependents for the cost of the premiums associated with any continued health care coverage to which they are otherwise entitled under the Employer’s group health plan for a period not to exceed one (1) year from the Executive’s death.

4.4                               Disability.  In the event of the Executive’s Disability, the Employer shall have no further obligations to the Executive with respect to this Agreement, except for the payment of any amount earned and owing under Section 3 through the effective date of the termination of the Agreement.  In addition, the Executive may be eligible for long-term disability benefits provided in accordance with any group disability insurance policy maintained by the Employer in which the Executive is a participant and which is in effect at the time of the termination of this Agreement.

4.5                               Effect of Termination of Employment.

(a)                                 Upon Executive’s Termination of Employment hereunder for any reason, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any amount earned and owing under Section 3 through the effective date of the termination of the Agreement and, if applicable, any payments set forth in Section 4.2, Section 4.3 or Section 4.4, if applicable.

(b)                                 Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Employer’s payment of any amount in connection with the Executive’s Termination of Employment, the Executive must execute within such period of time following Termination of Employment as is permitted by the Employer (and not timely revoke during any revocation period provided pursuant to such release) a release and non-disparagement agreement in a form which shall be reasonable and consistent with customary practices in the banking industry.  Any payments of severance shall accrue from the date of the Executive’s Termination of Employment, with any accrued but unpaid severance being paid on the date of the first payment as provided in Section 4.2.

(c)                                  Any purported termination of the Executive’s employment which does not rise to the level of a Termination of Employment shall not entitle the Executive to any of the payments or benefits described in Section 4.

(d)                                 If the Executive is a member of the Board of Directors and the Executive’s employment is terminated by the Employer or by the Executive pursuant to Section 4.1, the Executive shall immediately resign from the Executive’s position on the Board(s) of Directors, effective no later than the date the Executive’s employment is terminated.

(e)                                  Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of Termination of Employment, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Executive’s Termination of Employment, the Executive is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Employer (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder).  Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum within thirty (30) days following the end of such six-month period.  Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.

(f)                                   The severance obligations under Section 4 shall become effective only from and after the expiration of the TARP Covered Period.  The Executive understands and acknowledges that the compensatory arrangement in favor of the Executive as set forth under Section 4 may, at the time payment is to commence, be subject to the prohibition on “golden parachute payments,” as described by the TARP Guidance, and, in that event, such obligations of the Employer under this Agreement shall be deemed null and void.

4.6                               Regulatory Limitation.

(a)                                 FDIC Golden Parachute Limitations.  Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Section 4 or any other provision herein or otherwise in contravention of the requirements of Section 2[18(k)] of the Federal Deposit Insurance Act (the “FDIA”) (12 U.S.C. 1828(k)) and Part 359 of the FDIC Rules and Regulations, 12 C.F.R. 359 (collectively, the “FDIC Golden Parachute Restrictions”).  In the event any such payments become due and payable under this Agreement at a time when such payments would constitute “golden parachute payments,” other than “permissible golden parachute payments,” within the meaning of the FDIC Golden Parachute Restrictions, the obligation on the part of the Employer to make any such payments shall become null and void.  In addition, nothing in the preceding sentence shall impose an obligation on the part of the Employer to petition the FDIC (and/or other regulatory agency having jurisdiction over the Employer) for permission to treat any such payments as “permissible golden parachute payments.”

(b)                                 TARP Compensation Restrictions.  The Executive understands and acknowledges that, as a condition of receiving TARP financial assistance, the Company is required to comply with the compensation requirements established by the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), and all rules and regulations now or hereafter promulgated by the responsible agencies of the United States government under EESA (collectively, the “TARP Guidance”).  In the event the Executive is or becomes, or is reasonably anticipated to become, a “senior executive officer” or a “most highly compensated employee” (as contemplated by the TARP Guidance), the Executive agrees to enter into a TARP Restricted Employee Agreement, in the form customarily employed by the Employer, as modified from time to time by the Employer to reflect any revisions to the TARP Guidance.  In the event the Executive is already party to a TARP Restricted Employee Agreement with the Company, the Executive agrees to such modifications to that agreement as may be made by the Employer from time to time to reflect any revisions to the TARP Guidance.  The parties further agree to make such modifications to this Agreement as the Employer reasonably determines are necessary to comply with the TARP Guidance.

(c)                                  Other Bank Regulatory Limitations.  If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the affairs of any depository institution by an order issued under Section 8(e) or 8(g) of the FDIA (12 U.S.C. 1818(e) and (g)), the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the effective date of such order, except for the payment of Annual Base Salary due and owing under Section 3.1 on the effective date of said order, and reimbursement under Section 3.9 of expenses incurred as of the effective date of termination.  If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e) or 8(g) of the FDIA (12 U.S.C. 1818(e) and (g)), the Employer shall have the right to suspend all obligations of the Employer under this Agreement as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Employer shall reinstate prospectively (in whole or in part) any of its obligations which were suspended.  If the FDIC is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. 1821(c)) of the Company or any depositary institution controlled by the Company, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment.  If the Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.  If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Company or any depositary institution controlled by the Company, but excluding any such assistance provided to the industry generally, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Employee that vested prior to the FDIC action.  If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Company or any depository institution controlled by the Company, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Employee that vested prior to the transaction.  Notwithstanding the foregoing provisions of this Section 4.6(c), any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(d)                                 State Banking Limitations.  All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

5.                                      Employer Information.

5.1                               Ownership of Employer Information.   All Employer Information received or developed by the Executive or by the Employer while the Executive is employed by the Employer will remain the sole and exclusive property of the Employer.

5.2                               Obligations of the Executive.  The Executive agrees:

(a)                                 to hold Employer Information in strictest confidence;

(b)                                 not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information to any unauthorized recipient; and

(c)                                  in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret;

provided, however, that none of the foregoing obligations shall preclude the Executive from making any disclosures of Employer Information required by law.  This Section 5 shall survive for a period of two (2) years following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

5.3                               Delivery upon Request or Termination.  Upon request by the Employer, and in any event upon the Executive’s Termination of Employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information then in the Executive’s possession or control.

6.                                      Non-Competition.  The Executive agrees that during the Executive’s employment by the Employer hereunder, and for the duration of the Post-Termination Period following any Termination of Employment (other than a voluntary resignation without Good Reason that becomes effective at least two (2) months prior to a Change in Control), the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services the Executive provided for the Employer.

7.                                      Non-Solicitation of Customers.  The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s customers, including prospective customers actively sought by the Employer, with whom the Executive has or had material contact during the last two (2) years of the Executive’s employment with Employer, for purposes of providing products or services that are competitive with those provided by the Employer.

8.                                      Non-Solicitation of Employees.  The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer with whom the Executive had material contact during the last two (2) years of the Executive’s employment, whether or not such employee is a full-time employee or a temporary employee of the Employer, such employment is pursuant to written agreement, for a determined period, or at will.

9.                                      Non-disparagement.  The Executive agrees that during the Executive’s employment by the Employer hereunder, and for a period of two (2) years thereafter, the Executive will not make any untruthful statement (written or oral) that could reasonably be perceived as disparaging to the Employer or any Affiliate.

10.                               Remedies.  The Executive agrees that the covenants contained in Sections 5 through 9 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of the covenants.  Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants.  If the Executive breaches the Executive’s obligations pursuant to Sections 5, 6, 7, 8 and/or 9 hereof, the Executive will forfeit any payments owed to the Executive which have not been paid.  The Executive further agrees that should the Executive breach any of the covenants contained in Sections 5, 6, 7, 8 and/or 9 hereof, the Executive shall repay to the Employer any amounts previously received by the Executive pursuant to Section 4 that are attributable to that portion of the payments paid for the period during which the Executive was in breach of any of the covenants.  The Employer and the Executive agree that all remedies available to the Employer shall be cumulative.

11.                               Severability.  The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

12.                               No Set-Off by the Executive.  The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

13.                               Notice.  All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Company:	Citizens Bancshares Corporation
Attn: Chairman, Board of Directors
75 Piedmont Avenue
Atlanta, GA 30303

If to the Bank:	Citizens Bancshares Corporation
Attn: Chairman, Board of Directors
75 Piedmont Avenue
Suite 1200
Atlanta, GA 30303

If to the Executive:	3687 Spring Hill Road, S.E.
Smyrna, GA 30080

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  All such notices, requests, waivers and other communications shall be deemed to have been effectively given:  (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) two (2) business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change that party’s notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

14.                               Assignment.  The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer, as applicable, including without limitation, a purchaser of all or substantially all the assets of the Employer.  If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the Employer shall have no further liability hereunder, and the successor or assign, as applicable, shall become the “Employer” hereunder, but the Executive will not be deemed to have experienced a Termination of Employment by virtue of such assignment.  The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15.                               Waiver.  A waiver by one party to this Agreement of any breach of this Agreement by any other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

16.                               Mediation.  Except with respect to Sections 5 through 10 and 22 herein, and as provided in Section 17 hereof, if any dispute arises out of or relates to this Agreement, or a breach thereof, and if the dispute cannot be settled through direct discussions between the parties, the parties agree to first endeavor to settle the dispute in an amicable manner by non-binding mediation in accordance with the rules of alternative dispute resolution of the State of Georgia for the judicial circuit containing Fulton County, Georgia before resorting to any other process for resolving the dispute.

17.                               Applicable Law and Choice of Forum.  This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.  The parties agree that any appropriate state court located in Fulton County, Georgia or federal court for the Northern District of Georgia shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy.  The parties consent and waive any objection to the jurisdiction or venue of such courts.

18.                               Interpretation.  Words importing any gender include all genders.  Words importing the singular form shall include the plural and vice versa.  The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement.  Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19.                               Entire Agreement; Cancellation of Participation Agreement.  This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement.  No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by all parties.  All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.  Notwithstanding the provisions of this Section 19, the following agreements remain in effect except to the extent expressly modified herein:

(a)                                 the Change in Control Agreement between the Company and the Executive, dated December 1, 2005, as amended by the First Amendment thereto, dated December 31, 2008, is unaffected by the terms of this Agreement (the “Change in Control Agreement”).

(b)                                 the Nonqualified Stock Option Award issued pursuant to Citizens Bancshares Corporation 1999 Stock Incentive Plan, dated April 25, 2005, originally representing the opportunity to purchase up to 1,400 shares of Company common stock.

(c)                                  the Nonqualified Stock Option Award issued pursuant to Citizens Bancshares Corporation 1999 Stock Incentive Plan, dated May 1, 2006, originally representing the opportunity to purchase up to 1,661 shares of Company common stock.

(d)                                 the Nonqualified Stock Option Award issued pursuant to Citizens Bancshares Corporation 1999 Stock Incentive Plan, dated April 25, 2007, originally representing the opportunity to purchase up to 5,000 shares of Company common stock.

(e)                                  the Nonqualified Stock Option Award issued pursuant to Citizens Bancshares Corporation 1999 Stock Incentive Plan, dated May 28, 2008, originally representing the opportunity to purchase up to 4,500 shares of Company common stock.

(f)                                   the Restricted Stock Award issued pursuant to Citizens Bancshares Corporation 2009 Long-Term Incentive Plan, dated May 24, 2012, originally in the amount of 4,000 shares of Company common stock.

(g)                                  the Restricted Stock Award issued pursuant to Citizens Bancshares Corporation 2009 Long-Term Incentive Plan, dated May 23, 2013, originally in the amount of 5,000 shares of Company common stock.

(h)                                 the Citizens Trust Bank Employee Insurance Bonus Plan Participation Agreement in favor of the Executive, dated August 26, 2008.

(i)                                     the Supplemental Executive Retirement Plan Joinder Agreement in favor of the Executive, dated August 1, 2008.

20.                               Rights of Third Parties.  Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.                               Survival.  The obligations of the parties pursuant to Sections 3.11, 5 through 9, 16, 17 and 22, as applicable, shall survive the Executive’s Termination of Employment hereunder for the period designated under each of those respective sections.

22.                               Representation Regarding Restrictive Covenants.  The Executive represents that the Executive is not and will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit the Executive from entering into this Agreement or providing the services for the Employer contemplated by this Agreement on or after the Effective Date.  In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Employer shall have no obligations to the Executive under this Agreement.

23.                               Section 409A.  It is the intent of the parties that any payment to which the Executive is entitled under this Agreement be exempt from Section 409A of the Code, to the maximum extent permitted under Section 409A of the Code. However, if any such amounts are considered to be “nonqualified deferred compensation” subject to Section 409A of the Code, such amounts shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Neither the Executive nor the Employer shall intentionally take any action to accelerate or delay the payment of any amounts in any manner which would not be in compliance with Section 409A of the Code without the consent of the other party.  For purposes of this Agreement, all rights to payments shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Section 409A of the Code. To the extent that some portion of the payments under this Agreement may be bifurcated and treated as exempt from Section 409A of the Code under the “short-term deferral” or “separation pay” exemptions, then such amounts may be so treated as exempt from Section 409A of the Code.

24.                               Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)                                 “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity.  For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

(b)                                 “Agreement” shall mean this Agreement and any appendices incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(c)                                  “Area” shall mean the geographic area within the boundaries of Fulton, DeKalb and Muscogee Counties, Georgia, as well as Jefferson and Greene Counties, Alabama.

(d)                                 “Board of Directors” shall mean the board of directors of the Company and/or the Bank, as the context requires and, where appropriate, includes any committee thereof or other designee.

(e)                                  “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial and consumer banking.

(f)                                   “Cause” shall mean:

(1)                                 a material breach of the terms of this Agreement by the Executive not cured by the Executive within thirty (30) business days after the Executive’s receipt of Employer’s written notice thereof, including, without limitation, failure by the Executive to perform the Executive’s duties and responsibilities in the manner and to the extent required under this Agreement;

(2)                                 any act by the Executive of fraud against, material misappropriation from, or material dishonesty to the Employer;

(3)                                 conviction of the Executive of a crime involving breach of trust or moral turpitude or any felony;

(4)                                 conduct by the Executive that amounts to willful misconduct, gross and willful insubordination, gross neglect or inattention to or material failure to perform the Executive’s duties and responsibilities hereunder, including prolonged absences without the written consent of the Board of Directors; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to the Executive who shall have thirty (30) days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Board of Directors, susceptible to a cure;

(5)                                 conduct in material violation of the Employer’s written code of conduct as the same may be in force from time to time;

(6)                                 receipt by the Employer of written notice from its primary federal or state regulator that such regulator has criticized the Executive’s performance or area of responsibility and, in conjunction with such criticism, has assigned the Bank a composite CAMELS rating of “4” or “5;”

(7)                                 receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal regulatory action against the Executive; or

(8)                                 Executive’s removal and/or permanent prohibition from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(4) and (g)(1)).

(g)                                  “Change in Control” has the same meaning as the same term is defined in the Change in Control Agreement (as defined in Section 19), as such agreement may be amended from time to time and if such agreement is no longer in effect, as such agreement was most recently in effect prior to its expiration.

(h)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i)                                     “Competing Business” shall mean any entity (other than the Employer and its Affiliates) that is conducting business that is the same or substantially the same as the Business of the Employer.

(j)                                    “Confidential Information” means data and information relating to the business of the Employer and its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Company and its Affiliates and which has value to the Employer and its Affiliates and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer or its Affiliates, provided that such public disclosure shall not be deemed to be voluntary when made without authorization by the Executive or any other employee of Employer, or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(k)                                 “Disability” shall mean that the Executive suffers from a physical or mental disability or infirmity that qualifies the Executive for disability benefits under any accident and health plan maintained by the Employer that provides income replacement benefits due to disability or, if the Employer does not maintain such a plan, the Executive’s inability to perform the essential functions of the Executive’s job for a period of ninety (90) or more days, with or without reasonable accommodation, as a result of a physical or mental disability or infirmity, as reasonably determined by the Employer.

(l)                                     “Employer Information” shall mean Confidential Information and Trade Secrets.

(m)                             “Good Reason” shall mean any of the following which occurs on or after the Effective Date:

(1)                                 a material reduction of the Executive’s Annual Base Salary from its then current rate, other than a reduction that also is applied to substantially all other executive officers of the Employer if Executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other executive officers;

(2)                                 a material diminution in the Executive’s authority, responsibilities or duties; or

(3)                                 a material breach of the terms of this Agreement by the Employer;

provided, however, that for a Termination of Employment by the Executive to be for Good Reason, the Executive must notify the Employer in writing of the event giving rise to Good Reason within thirty (30) days following the occurrence of the event (or, if later, thirty (30) days following the Executive’s knowledge of occurrence of the event), the event must remain uncured after the expiration of thirty (30) days following the delivery of written notice of such event to the Employer by the Executive, and the Executive must resign effective no later than sixty (60) days following the Employer’s failure to cure the event and must give at least thirty (30) days advance written notice prior to the Executive’s effective date of resignation.

(n)                                 “Initial Term” shall mean that period of time commencing on the Effective Date and running until the earlier of (1) thirty-six (36) months following the Effective Date, or (2) any earlier Termination of Employment of the Executive under this Agreement as provided for in Section 4.

(o)                                 “Post-Termination Period” shall mean twelve (12) months following the effective date of the Executive’s Termination of Employment.

(p)                                 “Term” shall mean the Initial Term and any subsequent extension periods or any earlier Termination of Employment of the Executive under this Agreement as provided for in Section 4.

(q)                                 “Termination of Employment” shall mean a termination of the Executive’s employment where either (1) the Executive has ceased to perform any services for the Employer and all affiliated companies that, together with the Employer, constitute the “service recipient” within the meaning of Code Section 409A (collectively, the “Service Recipient”) or (2) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months).

(r)                                    “Trade Secrets” shall mean Employer or Affiliate information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(1)                        derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(2)                        is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

Citizens Bancshares Corporation:

By:
Signature

Print Name

Title:

Citizens Trust Bank:

By:
Signature

Print Name

Title

Executive:

Cynthia N. Day